LICENSE AGREEMENT

This Agreement is made by and between DUKE UNIVERSITY ("LICENSOR"), a nonprofit educational and research organization organized under the laws of North Carolina, and having its principal office at Durham, North Carolina, and SL-l PHARMACEUTICALS, INC. ("LICENSEE"), a Delaware corporation having its principal office at Durham, North Carolina.

     WHEREAS, Dani P. Bolognesi, Ph.D., is James B. Duke Professor of Surgery at Duke University and is the Director of the Duke University Center for AIDS Research; and

     WHEREAS, in these capacities, Dr. Bolognesi leads a team of researchers which includes Drs. Thomas J. Matthews, Alphonse Langlois, Kent J. Weinhold, Michael L. Greenberg, and Carl T. Wild (collectively referred to as the "Research Team", which is defined in 1.10 below); and

     WHEREAS, the Research Team has engaged in research, and plans to continue research in their laboratories at the LICENSOR, toward the development of certain Subject Technology (as hereinafter defined) in the Defined Field (as hereinafter defined); and

     WHEREAS, in the course of their research, Drs. Bolognesi, Matthews, and Wild have invented certain technology (hereinafter referred to as the "Duke Invention" and hereinafter defined), and LICENSOR owns all rights, title, and interest in and to the Duke Invention, including related patents, patent applications, and unpatented technology; and

     WHEREAS, LICENSOR has the right to grant licenses to the Duke Invention and to future inventions of the Subject Technology falling within the Defined Field, and wishes to have those Inventions utilized in the public interest; and

     WHEREAS, LICENSOR is willing to grant an exclusive license to LICENSEE to the Subject Technology, including any future developments and improvements thereto, by means of an irrevocable, fully paid, royalty-free, world-wide license, in accordance with the terms hereof; and

     WHEREAS, the LICENSEE is willing to offer as consideration for the subject license 820,000 shares of the common stock (the "Common Stock") of LICENSEE.

     NOW, THEREFORE, in consideration of the foregoing recitals, the covenants and agreements set forth herein, and other good and


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valuable consideration including, but not limited to, the Common Stock of the
LICENSEE to be issued to the LICENSOR as hereinafter described, the full receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                             ARTICLE 1 - DEFINITIONS

     1.01. "Assistant" shall mean any employee, agent, assistant or staff member of the Licensor under supervision of the Research Team. Each Assistant shall execute a memorandum of this Agreement to acknowledge her or his consent to be bound by the terms and conditions of this agreement relating to compensation under 3.03 below.

     1.02. "Defined Field" shall mean the biomedical field of research involving the discovery, development and application of novel antiviral therapeutics; provided, however, "Defined Field" shall include diagnostics only for LICENSEE's internal research purposes and not for commercialization, and shall not include prophylactic vaccines.

     1.03. "Duke Invention" shall mean the invention entitled COMPOUNDS WHICH INHIBIT HIV REPLICATION, Duke file 00799, for which an application for United States Letters Patent was filed in the United States Patent and Trademark Office on 20 July 1992 under Serial Number 07/916,540, invented by Carl T. Wild, Ph.D., Thomas J. Matthews, Ph.D., and Dani P. Bolognesi, Ph.D.

     1.04. "Effective Date" shall mean the date of execution of this Agreement

     1.05. "Future Technology" shall mean any Invention within the Defined Field made, developed, discovered or disclosed, either solely or jointly, within seven
(7) years of the effective date of this agreement by any member or members of the Research Team or any Assistant, and shall include any rights of the University under any domestic or foreign patent applications with respect thereto and any continuations, continuations-in-part and divisionals thereof, and any domestic or foreign patents issuing with respect thereto, including any substitutes or reissues thereof. The determination of whether an Invention is within the Defined Field shall be made by LICENSOR within thirty (30) days of disclosure of such invention. Written notice of such determination shall be given by LICENSOR to LICENSEE within ten (10) days of such determination and if LICENSEE does not agree with said determination, LICENSEE shall give written notice of such disagreement to LICENSOR within ten (10) days of receipt of notice of such determination. If the parties cannot agree as to the determination within thirty (30) days of LICENSEE's notice of disagreement, then LICENSEE may submit the issue to arbitration in accordance with the procedure described herein. In each such


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instance, LICENSEE shall give written notice to LICENSOR that arbitration under this provision is being invoked, and each party shall thereafter select one individual as an arbitrator within 15 days of such notice. Each of the two arbitrators selected by the parties shall select a third arbitrator and the three arbitrators shall comprise the panel which shall decide the issue. All proceedings under this provision shall be governed by the rules of the American Arbitration Association; provided, however, in any event the proceedings shall be completed and a decision rendered within one hundred and eighty (180) days following the selection of the third arbitrator by the arbitrators selected by LICENSOR and LICENSEE. All decisions rendered by arbitration under this provision shall be final, binding on the parties, not subject to appeal in any court of law or otherwise.

     1.06. "Invention" shall mean any discovery, development, design, improvement, formula, process, technique, program, know-how, data or other information of any technical or commercial importance, whether or not patented or patentable.

     1.07. "Licensed Product" shall mean any product which is produced or sold by LICENSEE that utilizes the Subject Technology.

     1.08. "Net Sales" shall mean the gross sales of Licensed Products sold pursuant to this Agreement, less allowances to customers for spoiled, damaged, and returned goods, less quantity, trade, and cash discounts, and less transportation costs, use and sales taxes, and value added taxes. Net Sales shall include commissions paid to sales persons or agents and costs of collections. Licensed Products used by LICENSEE for its own use in the Field shall be considered to be "Net Sales" for purposes of computing royalty obligations, except such Licensed Products used for non-revenue producing activity such as promotional items or field trials.

     1.09. "Subject Technology" shall mean the technology licensed hereunder, including the Duke Invention and Future Technology.

     1.10. "Research Team" shall mean the following researchers who are working together at the Effective Date: Drs. Dani P. Bolognesi, Michael L. Greenberg, Alphonse Langlois, Thomas J. Matthews, Kent J. Weinhold, and Carl T. Wild; and shall also include other scientists who shall be added to the Research Team from time to time by written notification of the addition by the LICENSOR to the LICENSEE within thirty (30) days of such addition. Notice of the removal of a member of the Research Team for any reason shall be given in writing by LICENSOR to LICENSEE within thirty (30) days of such removal. Each member of the Research Team shall execute a copy of this Agreement to acknowledge her or his consent to be bound by the terms and


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conditions of this agreement.

                               ARTICLE 2 - LICENSE

     2.01. LICENSOR hereby grants to the LICENSEE and LICENSEE hereby accepts from LICENSOR, upon the terms and conditions herein specified, an exclusive license to use and exploit the Subject Technology and to make, have made, use, market, sell and otherwise distribute Licensed Products, with the right to sub-license as provided in 2.02 below. Such license is worldwide to the full end of the term or terms for which Patent Rights are issued, unless sooner terminated as hereinafter provided.

     2.02. To the extent of the License granted under this Agreement, LICENSEE shall have the unrestricted right to sublicense to third parties (a) the Subject Technology and (b) the right to make, have made, use, market, sell or distribute Licensed Products during the term of this Agreement. Any such sublicenses shall be subject to the terms of this Agreement and shall be no less favorable to the LICENSOR than the license granted by this Agreement. LICENSEE will be responsible for the performance hereunder by sublicensees, if any. Should LICENSEE cancel the Agreement, LICENSEE agrees to assign all such sublicenses directly to LICENSOR.

     2.03. Within thirty (30) days following the execution of this Agreement and thereafter during the period of this Agreement, LICENSOR agrees to provide LICENSEE with copies of all technical know-how it may have or later obtain relative to the Subject Technology, and copies of any and all patents or patent applications owned or controlled by the LICENSOR covering the Subject Technology or the use of the Subject Technology or processes for the manufacture of the Subject Technology, including all Patent Office actions received and amendments filed, if any, relative thereto.

     2.04. LICENSEE shall not disclose any unpublished technology, know-how, and data included within Subject Technology or Patent Rights and furnished by DUKE pursuant to Article 2.03 above to third parties during the term of this AGREEMENT or at any time thereafter; provided, however, that such disclosure may be made at any time: (a) with the prior written consent of DUKE, or (b) after the same shall have become public through no fault of LICENSEE.

     2.05. LICENSEE agrees to diligently pursue the development of the Subject Technology. This will include manufacturing or producing Licensed Products utilizing the Subject Technology for testing, development, and sale, and also seeking required governmental approvals of such Licensed Product. A copy of the development plan for the Subject Technology is attached to and made a part of this Agreement as Exhibit A.


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



LICENSEE shall provide LICENSOR with copies of revisions of Exhibit A, and copies of new development plans for the Subject Technology upon request.

                            ARTICLE 3 - CONSIDERATION

     3.01 In consideration for the License granted pursuant to this Agreement, the LICENSEE shall issue to the LICENSOR Eight Hundred and Twenty Thousand (820,000) shares of Common Stock of the LICENSEE (collectively, the "Shares"). The issuance to the LICENSOR of the Shares as set forth above shall be in lieu of any royalty for the License granted hereunder. Moreover, the LICENSOR expressly acknowledges and agrees that the issuance by the LICENSEE of the Shares to the LICENSOR shall be adequate and satisfactory consideration for the License by the LICENSOR to the LICENSEE of any Future Technology during the term hereof.

     3.02. During the term of this Agreement, representatives of LICENSOR will meet with representatives of LICENSEE at times and places mutually agreed upon to discuss the progress and results, as well as ongoing plans, with respect to the evaluation and development of Inventions licensed to LICENSEE. Provided, however, that should LICENSOR's personnel agree to consult the LICENSEE outside of Durham, North Carolina, LICENSEE will reimburse reasonable travel and living expenses incident thereto.

     3.03. The parties acknowledge that Assistants and other research personnel and collaborators from other laboratories at the University and elsewhere may have certain rights in Future Technology and that it may be appropriate to compensate such personnel under applicable University policies for the transfer of Future Technology to the LICENSEE made under this Agreement. If such a compensation issue arises, the parties agree that they will provide such third party with the option to receive either (a) an immediate cash payment from LICENSEE of an amount agreed upon by the LICENSOR, LICENSEE, and the third party to be compensated for all of the third party's rights in the Future Technology, or (b) compensation to be paid by LICENSEE and based on future commercial sales of any Licensed Products incorporating such Future Technology. If the third party chooses the compensation option based on sales [(3.03(b) above], the third party's compensation shall be based on a formula as if the LICENSOR were entitled to receive from LICENSEE a royalty for LICENSEE's net sales of a Licensed Product, and said formula shall be whatever share of the gross royalties due to the LICENSOR to which that third party would be entitled under the University's Policy on Inventions, Patents, and Technology Transfer assuming that the University is receiving a royalty rate of 5% of Net Sales on any Licensed Product.

                               ARTICLE 4 - PATENTS


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



     4.01. Subject to the terms set forth below, LICENSEE will be responsible, at its own expense, for the filing and prosecution of applications for and maintenance of the appropriate United States and foreign letters patent for the Subject Technology. The LICENSOR shall have the right to review and approve (which approval will not be unreasonably withheld) such patent applications. The LICENSOR and the LICENSEE shall cooperate with each other in the prosecution of such patent applications to ensure that any such patent applications reflect, to the best of their knowledge, all items of commercial and technical interest and importance to the prosecution thereof.

     4.02. The LICENSEE shall provide the LICENSOR with at least sixty (60) days notice of the foreign countries in which the LICENSEE intends to seek patent protection for the Subject Technology. The LICENSOR may elect to seek patent protection in countries not pursued by the LICENSEE, in which case the LICENSOR shall be responsible for all expenses related to such patent filings. In such instances, the LICENSEE shall forfeit its rights under this License Agreement as to those countries.

     4.03. LICENSEE shall give LICENSOR prompt notice of any claim or allegation received by it that the manufacture, use, or sale of any Licensed Product constitutes an infringement of a third party patent or patents. LICENSEE shall have the primary right and responsibility, at its own expense, to defend and control the defense of any such claim against LICENSEE, by counsel of its choosing. The settlement of any such actions must be approved by LICENSOR, which approval shall not be unreasonably withheld. LICENSOR agrees to cooperate with LICENSEE in any reasonable manner deemed by LICENSEE to be necessary in defending or prosecuting such action. LICENSEE shall reimburse LICENSOR for all reasonable expenses incurred in providing such assistance. Notwithstanding the foregoing, LICENSOR, in its sole discretion and at its own expense, shall be entitled to participate through counsel of its own choosing in any such action.

     4.04. In the event that any patent rights licensed to LICENSEE are infringed by a third party, LICENSEE shall have the primary right, but not the obligation, to institute, prosecute and control any action or proceeding with respect to such infringement, by counsel of its choice, including any declaratory judgment action arising from such infringement. Notwithstanding the foregoing, LICENSOR, in its sole discretion and at its own expense, shall be entitled to participate through counsel of its own choosing, in any such action; In the event that LICENSEE fails to take appropriate action in this regard, LICENSOR shall have the right to institute, prosecute and control any such action or proceeding.


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



                        ARTICLE 5 - GOVERNMENT CLEARANCE,
                         PUBLICATION, OTHER USE, EXPORT

     5.01. LICENSEE agrees to use its best efforts to have the Subject Technology cleared for marketing in those countries in which LICENSEE intends to sell Licensed Products by the responsible government agencies requiring such clearance. To accomplish such clearances at the earliest possible date, LICENSEE agrees to file, according to the usual practice of LICENSEE, any necessary data with such government agencies. Should LICENSEE cancel this Agreement, LICENSEE agrees to assign its full interest and title in such market clearance application, including all data relating thereto, to LICENSOR at no cost to LICENSOR.

     5.02. LICENSEE further agrees that the right of publication of Subject Technology shall reside in the inventor. LICENSOR agrees to submit to LICENSEE for its review, a copy of any proposed publication relating to the Subject Technology at least sixty (60) days prior to the estimated date of publication, and if no response is received within thirty (30) days of the date submitted to LICENSEE, it will be conclusively presumed that the publication may proceed without delay. If LICENSEE determines that the proposed publication contains patentable subject matters which require protection, LICENSEE may require the delay of the publication for a period of time not to exceed sixty (60) days for the purpose of allowing the pursuit of such protection. LICENSEE shall also have the right to publish and/or co-author any publication regarding the application of the Subject Technology.

     5.03. It is agreed that, notwithstanding any provisions herein, LICENSOR is free to use the Subject Technology for its own education, teaching, research, and clinical purposes without restriction and without payment of royalties or other fees.

     5.04. This Agreement is subject to all of the United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities and technology.

                      ARTICLE 6 - DURATION AND TERMINATION

     6.01. This Agreement shall become effective upon the Effective Date, and unless sooner terminated in accordance with any of the provisions herein, shall remain in full force and effect for the life of the last-to-expire of the patents included in the Patent Rights.

     6.02. LICENSEE may terminate this Agreement by giving LICENSOR written notice at least ninety (90) days prior to such


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



termination, and thereupon terminate the manufacture, use, or sale of Licensed Products covered by such patent application or patent.

     6.03. Either party may immediately terminate this Agreement for fraud, willful misconduct, or illegal conduct of the other party upon written notice of same to that other party. Except as provided above, if either party fails to fulfill any of its obligations under this Agreement, the non-breaching party may terminate this Agreement, upon written notice to the breaching party, as provided below ("Notice"). Such Notice must contain a full description of the event or occurrence constituting a breach of the Agreement. The party receiving Notice will have the opportunity to cure that breach within sixty (60) days of receipt of Notice. If the breach is not cured within that time, the termination will be effective as of the sixty-first (61st) day following receipt of Notice. A party's ability to cure a breach will apply only to the first two breaches properly noticed under the terms of this Agreement, regardless of the nature of those breaches. Any subsequent breach by that party will entitle the other party to terminate this Agreement upon proper Notice.

     6.04. Upon the termination of this Agreement, LICENSEE may notify LICENSOR of the amount of Licensed Products that LICENSEE has on hand and LICENSEE shall then have a license to sell only that amount of Licensed Products.

     6.05. If during the term of this Agreement, LICENSEE shall become bankrupt or insolvent or if the business of LICENSEE shall be placed in the hands of a receiver or trustee, whether by the voluntary act of LICENSEE or otherwise, or if LICENSEE shall cease to exists as an active business this Agreement shall immediately terminate.

                            ARTICLE 7 - GOVERNING LAW

     7.01. This Agreement shall be construed as having been entered into in the State of North Carolina and shall be interpreted in accordance with and its performance governed by the laws of the State of North Carolina.

                          ARTICLE 8 - NON-ASSIGNABILITY

     8.01. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto. However, LICENSEE may not assign its rights in this Agreement without approval of LICENSOR, such approval not to be unreasonably withheld.


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



                               ARTICLE 9 - NOTICES

     9.01. It shall be a sufficient giving of any notice, request, report, statement, disclosure or other communication hereunder, if the party giving the same shall deposit a copy thereof in the Post Office in certified mail, postage prepaid, addressed to the other party at its address hereinafter set forth or at such other address as the other party shall have theretofore in writing designated:

     LICENSOR

     Robert Taber, Director
     Office of Science and Technology
     M-103B Davison Building
     Duke University
     Durham. North Carolina 27708

          cc:  Office of the University Counsel
               011 Allen Building
               Duke University
               Durham, North Carolina 27706

     LICENSEE

     SL-1 PHARMACEUTICALS, INC.
     C/O Mr. Fred D. Hutchison, Attorney
     Petree Stockton & Robinson
     4101 Lake Boone Trail, Suite 400
     PO Box 300004
     Raleigh, NC 27622

     9.02. The date of giving any such notice, request, report, statement, disclosure or other communications shall be the U.S. postmark of such envelope if marked or actual date of receipt if delivered otherwise.

           ARTICLE 10 - INDEMNITY, INSURANCE, REPRESENTATIONS, STATUS

     10.01. LICENSEE agrees to indemnify, hold harmless, and defend LICENSOR, its trustees, officers, employees, agents, and the Research Team, against any and all claims, suits, losses, damages, costs, fees, and expenses, including attorneys fees, resulting from or arising out of the exercise of this license. LICENSEE shall not be responsible for the negligence or intentional wrongdoing of LICENSOR.


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     10.02. LICENSEE shall maintain in force at its sole cost and expense with reputable insurance companies, general liability insurance and products liability insurance coverage in an amount reasonably sufficient to protect against liability under Article 10.01 above. LICENSOR shall have the right to ascertain from time to time that such coverage exists, such right to be exercised in a reasonable manner. In lieu of said coverage, LICENSOR agrees to consider the existence of an adequate self-insurance program as an acceptable alternative.

     10.03. Nothing in this Agreement shall be deemed to be a representation or warranty by LICENSOR of the validity of any of the patents or the accuracy, safety, efficacy, or usefulness for any purpose, of any Subject Technology. LICENSOR shall have no obligation, express or implied, to supervise, monitor, review, or otherwise assume responsibility for the production, manufacture, testing, marketing, or sale of any Licensed Product, and LICENSOR shall have no liability whatsoever to LICENSEE or any third parties for or on account of any injury, loss, or damage, of any kind or nature, sustained by, or any damage assessed or asserted against, or any other liability incurred by or imposed upon LICENSEE or any other person or entity, arising out of or in connection with or resulting from: (a) the production, use, or sale of any Licensed Product; (b) the use of any Subject Technology; or (c) any advertising or other promotional activities with respect to any of the foregoing.

     10.04. Neither party hereto is an agent of the other party for any purpose whatsoever.

                       ARTICLE 11 - USE OF A PARTY'S NAME

     11.01. Neither party will, without the prior written consent of the other party: (a) use in advertising, publicity, or otherwise, any trade-name, trademark, trade device, service mark, symbol, or any abbreviation contraction, or simulation thereof owned by the other party; (b) other than members of the Research Team (provided that they have consented in writing to such use), use the name of any employee or agent of the other party in any publication, publicity, advertising or otherwise; or (c) represent, either directly or indirectly, that any product or service of the other party is a product or service of the representing party or that it is made in accordance with or utilizes the information of the other party.

                             ARTICLE 12 - SEVERANCE

     12.01. Each clause of this Agreement is a distinct and


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severable clause and if any clause is deemed illegal, void, or unenforceable, the validity, legality, or enforceability of any other clause or portion of this Agreement will not be affected thereby.

                          ARTICLE 13 - ENTIRE AGREEMENT

     13.01. This Agreement, including any schedules or other attachments which are incorporated herein by reference, contains the entire agreement between the parties as to its subject matter. This Agreement merges all prior discussions between the parties and neither party shall be bound by conditions, definitions, warranties, understandings, or representations concerning such subject matter except as provided in this Agreement as or as may be specified later in writing and signed by the properly authorized representatives of the parties. This Agreement can be modified or amended only by written agreement duly signed by persons authorized to sign agreements on behalf of the parties.

                               ARTICLE 14 - WAIVER

     14.01. The failure of a party in any instance to insist upon the strict performance of the terms of this Agreement shall not be construed to be a waiver or relinquishment of any of the terms of this Agreement, either at the time of the party's failure to insist upon strict performance or at any time in the future, and such term or terms shall continue in full force and effect.

                               ARTICLE 15 - TITLES

     15.01. All titles and article headings contained in this Agreement are inserted only as a matter of convenience and reference. They do not define, limit, extend, or describe the scope of this Agreement or the intent of any of its provisions.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates set forth below.

                        LICENSOR

                        DUKE UNIVERSITY

                        By: /s/ Robert Taber
                            -----------------------------------------------

                        Title: Director, Office of Science and Technology
                               -------------------------------------------

                        Date: 2/5/93
                              --------------------------------------------



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



ATTEST:
By: /s/ Signature Illegible
    ----------------------------
             Assistant Secretary                   [SEAL]



LICENSEE

                                        SL-1 PHARMACEUTICALS, INC.

                                        By: /s/ Signature Illegible
                                            -----------------------------------
                                        Title: Vice President
                                              ---------------------------------
                                        Date: Feb 3, 1993
                                              ---------------------------------
ATTEST:
By: /s/ Signature Illegible
    ----------------------------
                       Secretary                   [SEAL]

MEMBERS OF THE RESEARCH TEAM:

                                             /s/ DANI P. BOLOGNESI
                                             ----------------------------------
                                             DANI P. BOLOGNESI, Ph.D.

                                             /s/ MICHAEL L. GREENBERG
                                             ----------------------------------
                                             MICHAEL L. GREENBERG, Ph.D.

                                             /s/ ALPHONSE LANGLOIS
                                             ----------------------------------
                                             ALPHONSE LANGLOIS, Ph.D.

                                             /s/ THOMAS J. MATTHEWS
                                             ----------------------------------
                                             THOMAS J. MATTHEWS, Ph.D.

                                             /s/ KENT J. WEINHOLD
                                             ----------------------------------
                                             KENT J. WEINHOLD, Ph.D.

                                             /s/ CARL T. WILD
                                             ----------------------------------
                                             CARL T. WILD, Ph.D.


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